Exhibit 99.1

UNWIRED PLANET (FORMERLY OPENWAVE SYSTEMS INC.) CLOSES PRODUCT BUSINESSES SALE TO MARLIN EQUITY PARTNERS

REDWOOD CITY, CA – May 1, 2012 – Unwired Planet, formerly Openwave Systems Inc., (NASDAQ: OPWV) today announced the completion of the sale of its Mediation and Messaging product businesses to Marlin Equity Partners.

Unwired Planet will now be focused exclusively on a multi-pronged Intellectual Property (IP) strategy that includes licensing and, if necessary, enforcement to protect its patent portfolio of approximately 200 issued US and foreign patents, and approximately 75 pending applications, many of which are considered foundational to mobile communications. The former product businesses have also re-launched today as two privately held companies, Openwave Mobility Inc. and Openwave Messaging Inc.

“We are pleased to close the sale of our product businesses to Marlin Equity Partners, and begin a new phase as Unwired Planet, a name which recalls the formative years when many of our foundational mobile communications patents were issued,” said Mike Mulica, CEO of Unwired Planet. “Unwired Planet will now solely be focused on executing its multi-pronged strategy to realize the value of our unique patent portfolio.”

Jefferies & Company, Inc. served as exclusive financial advisor to Unwired Planet in connection with the transaction.

About Unwired Planet

Unwired Planet (NASDAQ: OPWV) is the inventor of the mobile internet. Unwired Planet established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has amassed a patent portfolio of approximately 200 issued US and foreign patents and approximately 75 pending applications, many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging. Unwired Planet is headquartered in Silicon Valley, California.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Unwired Planet’s expectations regarding its future strategic direction. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause Unwired Planet’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the ability of Unwired Planet to realize anticipated results of its strategy, the ability of Unwired Planet to deliver and capitalize on the opportunities of its strategy, the ability of Unwired Planet to execute its strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on September 6, 2011, and any subsequently filed reports on Forms 10-Q and 8-K. Unwired Planet undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Openwave Systems Inc.

Investor Relations	Public Relations
Mike Bishop	Vikki Herrera
The Blueshirt Group	Unwired Planet
mike@blueshirtgroup.com	Vikki.Herrera@unwiredplanet.com
Tel: 415-217-4968	Tel: 650-480-6753

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